                                                                    EXHIBIT 11.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

            PRO FORMA SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              YEAR ENDED     THREE MONTHS ENDED
                                           DECEMBER 31, 1994   MARCH 31, 1995
                                           ----------------- ------------------
Pro Forma:
  Net Loss................................     $ (83,711)         $(13,138)
  Preferred Stock Preferences.............       (36,800)           (9,603)
  Preferred Dividends.....................       (10,952)           (2,547)
                                               ---------          --------
  Loss Applicable to Common Shareholders..     $(131,463)         $(25,288)
                                               =========          ========
  Loss Per Common Share...................     $    (.92)         $   (.17)
                                               =========          ========
  Weighted Average Number of Shares
   Outstanding
   During the Year........................       142,594           145,602
                                               =========          ========

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(1) For purposes of calculating pro-forma loss per common share for the year ended December 31, 1994 and three months ended March 31, 1995, shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.